Exhibit 10.3

AMENDMENT 2008-1

TO THE

EMPLOYMENT AGREEMENT

THIS AMENDMENT, dated as of December 10, 2008, between The Bancorp, Inc., a Delaware corporation, (the “Company”) and Betsy Z. Cohen (“Executive”).

RECITALS

WHEREAS, the Company and Executive previously entered into that certain Employment Agreement, entered as of April 20, 2005 and effective as of January 1, 2005, (the “Employment Agreement”), which sets forth the terms and conditions of Executive’s employment with the Company;

WHEREAS, the Company and Executive desire to amend the Employment Agreement to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended and the final regulations issued thereunder, as well as to make certain additional changes as a result of the Company’s participation in the Capital Purchase Program under the Emergency Economic Stabilization Act of 2008; and

WHEREAS, Section 11(a) of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written amendment approved by the Board of Directors of the Company and executed on its behalf by a duly authorized officer and by Executive.

NOW, THEREFORE, the Company and Executive hereby agree that, effective December 10, 2008, the Employment Agreement shall be amended as follows:

1. Section 1.6(b) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(b) Executive shall continue to be entitled to receive a benefit under The Bancorp, Inc. Supplemental Executive Retirement Plan (the “SERP”) in accordance with the terms of the SERP, the terms and conditions of which are described in such plan document.”

2. The first sentence of Section 2.1(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(a) The Company may remove Executive at any time without Cause (as defined in Section 4) from the position in which Executive is employed hereunder upon not less than sixty (60) days’ prior written notice to Executive.”

3. Section 2.1(c)(i) of the Employment Agreement is hereby amended in its entirety to read as follows:

“Executive shall receive a cash severance payment in an amount equal to the sum of (i) one month of Executive’s Base Salary for each month she has been employed by the Company up to a maximum of five years, at the rate in effect immediately before Executive’s termination of employment, and (y) a pro rated bonus, if any, for the year in which Executive’s termination of employment occurs. One-half of the amount described in the preceding sentence shall serve as consideration for Executive’s entering into the restrictive covenants described in Section 5 below. The pro rated bonus shall be based on the amount of Executive’s bonus, if any, for the fiscal year in which Executive’s termination occurs, multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the fiscal year of her termination and the denominator of which is three hundred sixty-five (365). Unless the payment is required to be delayed pursuant to Section 18(b) below or limited pursuant to Section 19 below, the payment described above shall be paid in a lump sum in cash within sixty (60) days following Executive’s last day of employment with the Company, provided Executive executes the Release during the sixty (60) day period and the revocation period for the Release has expired without revocation by Executive.”

4. Section 2.1(c)(ii) of the Employment Agreement is hereby amended in its entirety to read as follows:

“For a period of eighteen (18) months following the date of termination, Executive shall continue to receive the medical coverage in effect at the date of her termination (or generally comparable coverage) for herself and, where applicable, her spouse and dependents, at the same premium rates as may be charged from time to time for employees of the Company generally, as if Executive had continued in employment with the Company during such period. The COBRA health care continuation coverage period under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), shall run concurrently with the foregoing eighteen (18)-month benefit period.”

5. Section 2.1(c)(iii) of the Employment Agreement is hereby amended in its entirety to read as follows:

“Executive shall also receive any other amounts earned, accrued and owing, but not yet paid under Section 1 above, and any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company.”

6. The third sentence of Section 2.3 of the Employment Agreement (including clauses (a) through (c)) is hereby amended in its entirety to read as follows:

“If the Company terminates Executive’s employment for Disability, Executive shall be entitled to receive (i) any other amounts earned, accrued and owing, but not yet paid under Section 1 above, and any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the

Company, including, the Company’s long-term disability plan, and (ii) a pro rated bonus, if any, for the year in which Executive’s Disability occurs. The pro rated bonus, if any, shall be determined as provided in Section 2.1(c)(i) above and, unless the payment is required to be delayed pursuant to Section 18(b) below or limited pursuant to Section 19 below, shall be paid in a lump sum cash payment to Executive within sixty (60) days following Executive’s last day of employment with the Company on account of Disability.”

7. Clause (ii) of Section 2.4 of the Employment Agreement is hereby amended in its entirety to read as follows:

“(ii) a pro rated bonus, if any, for the fiscal year in which Executive’s death occurs, which pro rated bonus, if any, shall be determined as provided in Section 2.1(c)(i) above and, unless the payment is required to be delayed pursuant to Section 18(b) below or limited pursuant to Section 19 below, shall be paid in a lump sum cash payment to Executive within sixty (60) days following Executive’s death.”

8. Section 3 of the Employment Agreement is hereby amended in its entirety to read as follows:

“3. Change of Control. If, after a Change of Control, Executive terminates her employment with the Company at any time within the twelve (12) month period following the Change of Control for any reason or no reason, such termination shall be deemed a termination by Executive for Good Reason covered by Section 2.1, entitling her to the benefits provided in Section 2.1(c).”

9. A new Section 18 is hereby added to the Employment Agreement to read in its entirety as follows:

“18. Section 409A.

(a) Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A and, if necessary, any such provision shall be deemed amended to comply with section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(b) Payment Delay. Notwithstanding any provision to the contrary in this Agreement, if on the date of Executive’s termination of employment, the Executive is a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Board (or its delegate) in its sole discretion in accordance with its “specified employee” determination policy, then all cash severance payments payable to Executive under this Agreement that are deemed as deferred compensation subject to the requirements of section 409A of the Code shall be postponed for a period of six (6) months following Executive’s “separation from service” with the Company (or any successor thereto). The postponed amounts shall be paid to Executive in a lump sum within thirty (30) days after the date that is six (6) months following Executive’s “separation from service” with the Company (or any successor thereto). If Executive dies during such six (6)-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within sixty (60) days after Executive’s death.

(c) Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.”

10. A new Section 19 is hereby added to the Employment Agreement to read as follows:

“19. EESA Compliance. Notwithstanding anything herein to the contrary, Executive expressly agrees that no compensation or benefits will be payable to her under this Agreement to the extent that it will contravene section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”) and the guidance issued thereunder. In addition, Executive also expressly agrees that, to the extent that any amounts are paid to her by the Company are subject to recovery by the Company pursuant to section 111(b)(2)(B), Executive shall promptly repay such amounts to the Company upon demand from the Company. Lastly, Executive agrees that she shall execute a written waiver in the form attached to the United States Department of the Treasury Securities Purchase Agreement executed by the Company in connection with its participation in the Troubled Asset Relief Program Capital Purchase Program (the “Program”) (or such other waiver required as a result of the Company’s participation in the Program).”

11. Exhibit A to the Employment Agreement is hereby deleted in its entirety.

12. In all respects not modified by this Amendment 2008-1, the Employment Agreement, as attached hereto as Exhibit A, is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company and Executive agree to the terms of the foregoing Amendment 2008-1, effective as of the date set forth above.

THE BANCORP, INC.

By:
Name:
Title:

EXECUTIVE

Betsy Z. Cohen

EXHIBIT A

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) entered into as of April 20, 2005 by and between The Bancorp, Inc., a Delaware corporation (the “Company”), with a principal office in Philadelphia, Pennsylvania, and Betsy Cohen (“Executive”).

WHEREAS, Executive desires to continue employment with the Company, and the Company desires to continue to employ Executive upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Company continues to employ Executive, and Executive hereby accepts such continued employment and agrees to perform Executive’s duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

1.1. Employment Term. This Agreement shall be effective as of January 1, 2005 (the “Effective Date”), and shall continue for five years, until December 31, 2010, unless the Agreement is terminated sooner in accordance with Section 2 or 3 below. In addition, the term of the Agreement shall automatically renew daily so that it is at all times for a five year period. The period commencing on the Effective Date and ending on the date on which the term of Executive’s employment under the Agreement shall terminate is hereinafter referred to as the “Employment Term.”

1.2. Duties and Responsibilities. Commencing on the Effective Date, Executive shall serve as the Chairman of the Board and Chief Executive Officer of the Company. Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to her by the Board of Directors of the Company (the “Board”). In addition, Executive shall serve as a member of the Board during the Employment Term.

1.3. Extent of Service. Executive agrees to use Executive’s best efforts to carry out Executive’s duties and responsibilities under Section 1.2 hereof and, consistent with the other provisions of this Agreement, to devote such business time, attention and energy thereto as is reasonably necessary to carry out those duties and responsibilities. The foregoing shall not be construed as preventing Executive from providing service to, or making investments in, other businesses or enterprises provided there is no conflict with Executive’s ability to satisfy her obligations to the Company.

1.4. Base Salary. For all the services rendered by Executive hereunder, the Company shall pay Executive a base salary (“Base Salary”), commencing on the Effective Date, at an annual rate to be determined by the Board, payable in installments at such times as the Company customarily pays its other senior level executives.

1.5. Bonus. Executive shall be eligible to receive annual bonuses in such amounts as the Board may approve in its sole discretion or under the terms of any annual incentive plan of the Company maintained for Executive or for other senior level executives.

1.6. Retirement and Welfare Plans and Perquisites.

(a) Executive shall be entitled to participate in all employee retirement and welfare benefit plans and programs or executive perquisites made available to the Company’s senior level executives as a group or to its employees generally, as such retirement and welfare plans or perquisites may be in effect from time to time and subject to the eligibility requirements of the plans; provided, however, that Executive shall only be eligible for retirement benefits under the Company’s 401(k) plan and under the supplemental executive retirement plan described in subsection (b) below. Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate.

(b) Beginning with the Effective Date, the Company shall provide and maintain on Executive’s behalf a supplemental executive retirement plan (the “SERP”) in accordance with the terms and conditions described on Exhibit A attached hereto. Executive shall be fully vested in the amount of the SERP benefit earned and it shall be fully accrued upon Executive’s attainment of age 70, except as otherwise provided below. Executive shall also be fully vested in the amount of the SERP benefit upon the occurrence of a Change of Control (as defined in Section 4) or in the event Executive is terminated without Cause (as defined in Section 4) or resigns for Good Reason (as defined in Section 4). The value of the accelerated portion of the SERP described in the preceding sentence shall serve as consideration for Executive’s entering into the restrictive covenants described in Section 5 below. The Company shall establish a rabbi trust to serve as the funding vehicle for the benefits described in this paragraph, and shall make contributions to the trust in such amounts or in such number of shares of stock of the Company as the Company reasonably determines to be sufficient to provide the present value of the benefit as accrued at the time of the contribution, as determined in accordance with the parameters described in Exhibit A. Upon the occurrence of a Change of Control, the Company shall immediately contribute to the trust an amount sufficient to permit the full payment of the benefit due to Executive at age 70. Notwithstanding the establishment of a rabbi trust, the Company’s obligation to pay the benefit shall constitute a general, unsecured obligation, payable out of its general assets, and Executive shall not have any rights to any specific asset of the Company. Executive or her beneficiary shall have only the rights of a general, unsecured creditor against the Company for any distributions due under this paragraph, and the assets of the rabbi trust shall be available to pay the claims of the Company’s creditors.

1.7. Reimbursement of Expenses; Vacation. Executive shall be provided with reimbursement of reasonable expenses related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group, and shall be entitled to vacation and sick leave in accordance with the Company’s vacation, holiday and other pay for time not worked policies.

1.8. Incentive Compensation. Executive shall be entitled to participate in any short-term and long-term incentive programs (including without limitation any stock option plans) established by the Company for its senior level executives generally, at levels commensurate with the benefits provided to other senior executives and with adjustments appropriate for her position as Chairman of the Board and Chief Executive Officer.

2. Termination. Executive’s employment shall terminate upon the occurrence of any of the following events:

2.1. Termination Without Cause; Resignation for Good Reason

(a) The Company may remove Executive at any time without Cause (as defined in Section 4) from the position in which Executive is employed hereunder upon not less than sixty (60) days’ prior written notice to Executive; provided, however, that, that in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment. In addition, Executive may initiate a termination of employment by resigning under this Section 2.1 for Good Reason (as defined in Section 4). Executive shall give the Company not less than sixty (60) days’ prior written notice of such resignation.

(b) Upon any removal or resignation described in Section 2.1(a) above, Executive shall be entitled to receive only the amount due to Executive under the Company’s then current severance pay plan for employees, if any. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company.

(c) Notwithstanding the provisions of Section 2.1(b), in the event that Executive executes and does not revoke a written mutual release upon such removal, resignation or Non-Renewal, in a form reasonably acceptable to the Company (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which Executive has accrued and is due a benefit), and any claims against Executive for actions within the scope of her employment by the Company, Executive shall be entitled to receive, in lieu of the payment described in Section 2.1(b), the following:

(i) Executive shall receive (x) a lump sum cash severance payment in an amount equal to one month of Executive’s Base Salary for each month she has been employed by the Company up to a maximum of five years, at the rate in effect immediately before Executive’s termination of employment, and (y) a pro rated bonus, if any, for the year in which

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Executive’s termination of employment occurs. One-half of the amount described in the preceding sentence shall serve as consideration for Executive’s entering into the restrictive covenants described in Section 5 below. The pro rated bonus shall be based on the amount of Executive’s annual bonus, if any, for the fiscal year in which Executive’s termination occurs, multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the fiscal year of her termination and the denominator of which is three hundred sixty-five (365). Payment shall be made within thirty (30) days after the effective date of the termination or the end of the revocation period for the Release, if later.

(ii) For a period of eighteen (18) months following the date of termination, Executive shall continue to receive the medical coverage in effect at the date of her termination (or generally comparable coverage) for herself and, where applicable, her spouse and dependents, as the same may be changed from time to time for employees generally, as if Executive had continued in employment during such period; or, as an alternative, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive’s after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). The COBRA health care continuation coverage period under section 4980B of the Internal Revenue Code of 1986, as amended, shall run concurrently with the foregoing eighteen (18) month benefit period.

(iii) Executive shall also receive any other amounts earned, accrued and owing but not yet paid under Section 1 above.

2.2. Voluntary Termination. Executive may voluntarily terminate her employment for any reason upon thirty (30) days’ prior written notice. In such event, after the effective date of such termination, except as provided in Section 2.1 with respect to a resignation for Good Reason, no further payments shall be due under this Agreement, except that Executive shall be entitled to any benefits accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company.

2.3. Disability. The Company may terminate Executive’s employment if Executive has been unable to perform the material duties of her employment for a period of ninety (90) consecutive days in any twelve (12) month period because of physical or mental injury or illness (“Disability”); provided, however, that the Company shall continue to pay Executive’s Base Salary until the Company acts to terminate Executive’s employment. Executive agrees, in the event of a dispute under this Section 2.3 relating to Executive’s Disability, to submit to a physical examination by a licensed physician jointly selected by the Board and Executive. If the Company terminates Executive’s employment for Disability, Executive shall be entitled to receive the following:

(a) If Executive’s employment terminates on account of Disability at any time after the third anniversary of Executive’s Effective Date, the vesting of the SERP shall accelerate.

(b) Any amounts payable pursuant to this Section 2.3 shall be offset by any amounts Executive receives under the Company’s long-term disability plan.

(c) Executive shall also receive (i) any other amounts earned, accrued and owing but not yet paid under Section 1 above and any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company and (ii) a pro rated bonus, if any, for the year in which Executive’s Disability occurs, which bonus shall be calculated according to Section 2.1(c)(i) above.

2.4. Death. If Executive dies while employed by the Company, the Company shall pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, (i) any amounts earned, accrued and owing but not yet paid under Section 1 above and any benefits accrued and earned under the Company’s benefit plans and programs and (ii) a pro rated bonus, if any, for the year in which Executive’s death occurs, which bonus shall be calculated according to Section 2.1(c)(i) above. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

2.5. Cause. The Company may terminate Executive’s employment at any time for Cause upon written notice to Executive, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued. Executive shall be entitled to any benefits accrued and earned before her termination in accordance with the terms of any applicable benefit plans and programs of the Company.

2.6. Notice of Termination. Any termination of Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 10. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) specify the termination date in accordance with the requirements of this Agreement.

3. Change of Control.

3.1. Effect of Change of Control. If a Change of Control occurs and Executive’s employment terminates under the circumstances described below, the provisions of Section 2.1 shall apply.

3.2. Termination Without Cause Upon or After a Change of Control. Upon or after a Change of Control, the Company (by action of the Board) may remove Executive at any time without Cause from the position in which Executive is employed hereunder or Executive may initiate termination of employment by resigning under this Section 3 for Good Reason (as defined in Section 4) (in either case the Employment Term shall be deemed to have ended) upon not less than sixty (60) days prior written notice to Executive (or in the case of resignation for

Good Reason, Executive shall give the Company not less than sixty (60) days’ prior written notice of such resignation); provided, however, that, in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment. In any such event, the provisions of Section 2.1(b) or (c), as applicable, shall then apply.

4. Definitions.

(a) “Cause” shall mean any of the following grounds for termination of Executive’s employment:

(i) Executive shall have been convicted of a felony,

(ii) Executive intentionally and continually fails substantially to perform her reasonably assigned material duties to the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness), which failure has been materially and demonstrably detrimental to the Company and has continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform,

(iii) Executive breaches Section 5 of this Agreement.

(b) “Good Reason” shall mean the occurrence of any of the following events or conditions, unless Executive has expressly consented in writing thereto or unless the event is remedied by the Company promptly after receipt of notice thereof given by Executive:

(i) a demotion of Executive;

(ii) a material reduction of Executive’s duties hereunder;

(iii) the Company’s requiring Executive to be based at a location other than in the Philadelphia, Pennsylvania metropolitan area;

(iv) the failure of Executive to be elected to the Board; or

(v) any material breach of this Agreement by the Company.

(c) Change of Control. As used herein, “Change of Control” shall mean the occurrence of any of the following:

(i) The acquisition of the beneficial ownership, as defined under the Securities Exchange Act of 1934, of twenty-five percent (25%) or more of the Company’s voting securities or all or substantially all of the assets of the Company by a single person or entity or group of affiliated persons or entities other than by a Related Entity (as defined below); or

(ii) The merger, consolidation or combination of the Company with an unaffiliated entity, other than a Related Entity (as defined below) in which the directors of the Company as applicable immediately prior to such merger, consolidation or combination constitute less than a majority of the board of directors of the surviving, new or combined entity unless one-half of the board of directors of the surviving, new or combined entity, were directors of the Company immediately prior to such transaction and the Company’s chief executive officer immediately prior to such transaction continues as the chief executive officer of the surviving, new or combined entity; or

(iii) During any period of two consecutive calendar years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least two-thirds thereof, unless the election or nomination for the election by the Company’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(iv) The transfer of all or substantially all of the Company’s assets or all or substantially all of the assets of its primary subsidiaries to an unaffiliated entity, other than to a Related Entity (as defined below).

For purposes of the definition of “Change of Control” as set forth herein, the term “Related Entity” shall mean an entity that is an “affiliate” of Executive or any member of Executive’s immediate family including her spouse or children, as determined in accordance with Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

5. Non-Solicitation, Intellectual Property and Confidentiality. Executive hereby acknowledges that, during and solely as a result of her employment by the Company, Executive will receive special training and education with respect to the operation of the Company’s business and other related matters, and access to confidential information and business and professional contacts. In consideration of Executive’s employment and in consideration of the special and unique opportunities afforded by the Company to Executive as a result of Executive’s employment, Executive hereby agrees to abide by the terms of the non-solicitation, intellectual property and confidentiality provisions below. Executive agrees and acknowledges that her employment is full, adequate and sufficient consideration for the restrictions and obligations set forth in those provisions.

5.1 Non-Solicitation. In consideration of the Company’s entering into this Agreement, Executive agrees that during the Employment Term and without regard to its termination for any reason, and for a period of twenty-four (24) months thereafter, Executive shall not, unless acting pursuant hereto or with the prior written consent of the Board:

(a) solicit or divert to any Competing Business any individual or entity which is an active or prospective customer of Company or was such an active or prospective customer at any time during the preceding twelve (12) months; or

(b) employ, attempt to employ, solicit or assist any Competing Business in employing any employee of the Company whether as an employee or consultant.

The term “Competing Business” shall mean: any entity or enterprise in the business of providing equity alternatives through lending or other financial devices on residential or commercial property.

In the event that the provisions of this Section 5.1 should ever be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law.

5.2. Developments. Executive shall disclose fully, promptly and in writing to the Company any and all inventions, discoveries, improvements, modifications and other intellectual property rights, whether patentable or not, which Executive has conceived, made or developed, solely or jointly with others, while employed by the Company and which (i) relate to the business, work or activities of the Company or (ii) result from or are suggested by the carrying out of Executive’s duties hereunder or from or by any information that Executive may receive as an employee of the Company. Executive hereby assigns, transfers and conveys to the Company all of Executive’s right, title and interest in and to any and all such inventions, discoveries, improvements, modifications and other intellectual property rights and agrees to take all such actions as may be requested by the Company at any time and with respect to any such invention, discovery, improvement, modification or other intellectual property rights to confirm or evidence such assignment, transfer and conveyance. Furthermore, at any time and from time to time, upon the request of the Company, Executive shall execute and deliver to the Company, any and all instruments, documents and papers, give evidence and do any and all other acts that, in the opinion of counsel for the Company, are or may be necessary or desirable to document such assignment, transfer and conveyance or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such inventions, discoveries, improvements, modifications or other intellectual property rights or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. The Company shall be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and shall reimburse Executive for all reasonable expenses incurred by Executive in compliance with the provisions of this Section 5.1.

5.3. Confidentiality.

(a) Executive acknowledges that, by reason of Executive’s employment by the Company, Executive will have access to confidential information of the Company, including, without limitation, information and knowledge pertaining to products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods, sales and profit figures, customer and client lists and relationships between the Company and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers and others who have business dealings with them (“Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and covenants that, both during and after the Employment Term, Executive will not disclose any Confidential Information to any person (except as Executive’s duties as an officer of the Company may require or as required by law or in a judicial or administrative proceeding) without the prior written authorization of the Board. The obligation of confidentiality imposed by this Section 5.3 shall not apply to information that becomes generally known to the public through no act of Executive in breach of this Agreement.

(b) Executive acknowledges that all documents, files and other materials received from the Company during the Employment Term (with the exception of documents relating to Executive’s compensation or benefits to which Executive is entitled following the Employment Term) are for use of Executive solely in discharging Executive’s duties and responsibilities hereunder and that Executive has no claim or right to the continued use or possession of such documents, files or other materials following termination of Executive’s employment by the Company. Executive agrees that, upon termination of employment, Executive will not retain any such documents, files or other materials and will promptly return to the Company any documents, files or other materials in Executive’s possession or custody.

5.4. Equitable Relief. Executive acknowledges that the restrictions contained in Sections 5.1, 5.2 and 5.3 hereof are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, and that any violation of any provision of those Sections will result in irreparable injury to the Company. Executive also acknowledges that in the event of any such violation, the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Executive agrees that in the event of any such violation, an action may be commenced for any such preliminary and permanent injunctive relief and other equitable relief in any federal or state court of competent jurisdiction sitting in Pennsylvania or in any other court of competent jurisdiction. Executive hereby waives, to the fullest extent permitted by law, any objection that Executive may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. Executive agrees that effective service of process may be made upon Executive by mail under the notice provisions contained in Section 10 hereof.

6. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the payments provided for in Section 2.1(b) or (c) of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program applicable to all employees of the Company.

7. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

8. Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

9. Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Philadelphia, Pennsylvania in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

10. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

The Bancorp, Inc.

1818 Market Street

Philadelphia, PA 19103

With a required copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Attention: Robert J. Lichtenstein, Esquire

If to Executive, to:

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

11. Contents of Agreement; Amendment and Assignment.

(a) This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive.

(b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

12. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

13. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

14. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

15. Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

16. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

17. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

THE BANCORP, INC.

By:
Name:
Title:

Executive

Exhibit A

SERP Benefit: 100% of final average compensation

Final Average Compensation: Average of Executive’s base salary over the 36 months during the term that provides the highest average except that the average may not exceed $300,000 nor be less than $150,000.